EXHIBIT 3.1
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
PMFG, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)

     PMFG, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on August 10, 2009:
     WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;
     WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series; and
     WHEREAS, the Company has entered into an agreement with certain purchasers, dated as of September 4, 2009 (the “Purchase Agreement”), to sell shares of a series of Preferred Stock and warrants (the “Warrants”) exercisable for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);
     NOW, THEREFORE, BE IT RESOLVED, that, as contemplated by the Purchase Agreement, a series of Preferred Stock with the designations, powers, preferences and rights and the qualifications, limitations and restrictions thereof, as provided herein is hereby authorized and established as follows:
SECTION 1. Number; Designation; Rank.
     (a) This series of convertible Preferred Stock is designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 21,140 shares, par value $0.01 per share.

     (b) The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:
           (i) senior in preference and priority to the Common Stock, and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”);
           (ii) on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”); and
           (iii) junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Senior Securities”).
SECTION 2. Limitations on Issuances of Shares.
     (a) Nasdaq Issuance Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designations, no holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon conversion, redemption, dividend payments, or otherwise, pursuant to this Certificate of Designations to the extent (but only to the extent) that such receipt would cause the aggregate number of shares of Common Stock issued upon conversion, redemption, dividend payments, or as otherwise provided in this Certificate of Designations to represent more than 19.99% of the number of shares of Common Stock outstanding on the date (the “Original Issue Date”) of the original issuance of the Series A Preferred Stock (the “Nasdaq Issuance Limitation”); provided, that if the Company obtains the requisite stockholder approval under NASDAQ Marketplace Rule 5635(d) (the “Nasdaq Stockholder Approval”), the Nasdaq Issuance Limitation under this Section 2(a) shall no longer apply. Upon the written request of a holder of Series A Preferred Stock, the Company shall promptly, but in no event later than 48 hours following the receipt of such notice, confirm in writing to such holder the aggregate number of shares of Common Stock that may be issued within the Nasdaq Issuance Limitation. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Conversion Price shall be subject to adjustment as described in this Certificate of Designations.
     (b) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designations, no holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon conversion, redemption, dividend payments, or otherwise, pursuant to this Certificate of Designations to the extent (but only to the extent) that such receipt would cause such holder to become, directly or indirectly, a “beneficial owner”

(within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time, other than any group including Brown Advisory Holdings Incorporated or its affiliates (“BAHI”) (the “Beneficial Ownership Limitation”). Any purported delivery of shares of Common Stock upon conversion of Series A Preferred Stock or as dividend or redemption payments provided hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. The limitations contained in this Section 2(b) shall apply to any successor holder of shares of Series A Preferred Stock. For purposes of this Section 2(b), the aggregate number of shares of Common Stock beneficially owned by a holder of Series A Preferred Stock shall include the shares of Common Stock issuable upon the conversion of its Series A Preferred Stock and exercise of its Warrants, subject in all cases to the Nasdaq Issuance Limitation and Maximum Share Limitation. Upon the written request of a holder of Series A Preferred Stock, the Company shall promptly, but in no event later than 48 hours following the receipt of such notice, confirm in writing to such holder the number of shares of Common Stock then outstanding. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Conversion Price shall be subject to adjustment as described in this Certificate of Designations.
     (c) Maximum Share Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Company shall not be required to deliver shares of Common Stock upon conversion, redemption, dividend payments or otherwise, pursuant to this Certificate of Designations in excess of 8,879,374 shares of Common Stock (the “Maximum Share Limitation” and together with the Nasdaq Issuance Limitation and the Beneficial Ownership Limitation, the “Issuance Limitations”), in each case except to the extent that the Company has available at such time authorized but unissued shares of Common Stock not expressly reserved for any other uses (including, without limitation, shares of Common Stock reserved for issuance upon the exercise of options or warrants or conversion of convertible debt); provided, however the Maximum Share Limitation shall be increased to 20,000,000 shares of Common Stock when and if the Company obtains the requisite stockholder approval to increase the authorized number of shares of Common Stock as required pursuant to Section 4.42 of the Purchase Agreement. The Company shall not permit the sum of (i) the Maximum Share Limitation plus (ii) the aggregate number of shares expressly reserved for any such other uses, in each case whether expressed as caps or as numbers of shares reserved or otherwise, to exceed at any time the number of authorized but unissued shares of Common Stock.
SECTION 3. Dividends and Distributions.
     (a) Subject to the immediately following sentence, the holders of shares of Series A Preferred Stock, prior and in preference to the Common Stock, shall be entitled to receive cumulative dividends, when and if declared by the Board, payable on the last Trading Day of each fiscal quarter (each such date being referred to herein as a “Quarterly Dividend Payment Date”) at a rate of six percent (6%) per annum (the “Dividend Rate”), compounded quarterly, of the Original Issue Date Price (as defined below) thereof. Any such dividend shall be payable, at the election of the Company, out of funds legally available for such purpose or through the issuance of such number of shares of Common Stock determined using a per share value of 85% of the VWAP (as defined below) per share of the Common Stock for the fifteen (15) Trading Days (as defined below) preceding, but not including, the Quarterly Dividend Payment Date for such dividend; provided, however, the number of shares of Common Stock that may be issued as a dividend upon the Company’s election under this sentence shall be subject to the Issuance Limitations; provided, further, if any of the Issuance Limitations shall in fact limit the issuance of any shares of Common Stock in payment of a dividend for any Quarterly Dividend Payment Date, then the Company’s election to pay such dividend in shares of Common Stock shall be ineffective to the extent of such limitation(s), and such dividend shall instead thereupon be paid in cash by the Company out of legally available funds, to the extent permitted by the Credit Facility (as defined below). The Company must provide the holders of shares of Series A Preferred Stock with prior written notice of its irrevocable election to pay any such dividend through the issuance of shares of Common Stock at least twenty (20) calendar days prior to the Quarterly Dividend Payment Date for such dividend. In the event of payment of dividends in shares of Common Stock, the Company shall, in lieu of the issuance of a fractional share of Common Stock, issue a whole share of Common Stock (rounded to the nearest whole share) or, to the extent permitted by the Credit Facility, pay cash for the dividend attributable to such fractional share.
     For purposes hereof:
     “Credit Facility” means the Revolving Credit and Term Loan Agreement, dated as of April 30, 2008, among Peerless Mfg. Co., PMC Acquisition, Inc., the Company, Comerica Bank, as administrative agent for the lenders, and the other lenders party thereto, as such agreement may be amended, restated, modified, renewed, replaced, supplemented or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, replacements, supplements or refinancings and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders); provided, that any such amendment, restatement, modification, renewal, replacement, supplement or refinancing shall not increase by more than ten (10) percent the aggregate amount of the indebtedness and commitments covered thereby as of the date hereof, or impose materially more restrictive limitations on the payment of dividends on, or the redemption of, the Preferred Stock, than those set forth therein as of the date hereof; provided, further, that the modification of financial or other covenants (other than the covenant set forth in Section 8.5 therein on the date hereof with respect to dividends and redemptions) or defaults, which has the effect of making them more restrictive, shall be deemed not to be an additional restriction on the payment of dividends on, or the redemption of, the Preferred Stock.
     “Closing Price” means on any particular date (a) if the Common Stock is then listed on a Trading Market, the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 P.M. (New York City time)), or, if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 P.M. (New York City time) for the closing bid price for regular session trading on such day), or (b) if the Common Stock is not then listed on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the last reported closing bid price per share of Common Stock on such date (or the nearest preceding date) on the OTC Bulletin Board, or (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common

Stock are then reported in the Pink Sheets published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded, the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the holder of shares of Series A Preferred Stock and reasonably acceptable to the Company.
     “Trading Market” means the national securities exchanges on which the Common Stock is listed for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the American Stock Exchange or the New York Stock Exchange.
     “Volume Weighted Average Price” or “VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed on a Trading Market, the volume weighted average of the prices per share of the Common Stock traded on such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 A.M. New York City time to 4:00 P.M. New York City time); (b) if the Common Stock is not then listed on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average of the prices per share of the Common Stock traded on such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the Pink Sheets published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the last bid price per share of the Common Stock so reported on such date (or the most recent bid price if none is reported for such date); or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holder of shares of Series A Preferred Stock and reasonably acceptable to the Company.
     (b) Dividends shall accrue daily on outstanding shares of Series A Preferred Stock beginning from the Original Issue Date of such Series A Preferred Stock. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon shall be thirty (30) days before the Quarterly Dividend Payment Date.
     (c) In the event the Company is unable or fails to perform any of its obligations in this Certificate of Designations or under Section 4.42 and Section 4.43 of the Purchase Agreement, the Dividend Rate shall increase to eight percent (8%) per annum until the Company satisfies such obligation.
     (d) Upon delivery of a written notice stating that a dividend will be paid in shares of Common Stock, such election shall be irrevocable unless the conditions to such election are not satisfactory on the Quarterly Dividend Payment Date.

     (e) In the event dividends are paid or set aside on any shares of Common Stock (other than dividends payable in shares of Common Stock), the Company shall pay an additional dividend on all outstanding shares of Series A Preferred Stock in a per share amount equal (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
SECTION 4. Liquidation Preference.
     (a) Subject to Section 4(b), upon any Reorganization Event (as defined in Section 4(e)) or any other voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), each share of Series A Preferred Stock will entitle the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share of Series A Preferred Stock equal to the sum of (i) the greater of (A) the Original Issue Date price of $1,000 per share of Series A Preferred Stock, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock (the “Original Issue Date Price”) and (B) an amount equal to the amount the holders of Series A Preferred Stock would have received per share of Series A Preferred Stock upon a Liquidation had such holders converted their shares of Series A Preferred Stock into shares of Common Stock immediately prior thereto, plus (ii) an amount equal to any and all accrued and unpaid dividends (such sum, the “Liquidation Preference”).
     (b) If upon any Liquidation, the assets of the Company available for distribution are insufficient to pay the holders of Series A Preferred Stock the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled. At the election of the Company, a Liquidation Preference to be paid by the Company pursuant to Section 4(a) or (b) in connection with a Reorganization Event under Section 4(e)(i) or 4(e)(ii) may be satisfied through the issuance of such number of shares of Common Stock determined using a per share value of 85% of the VWAP of Common Stock for the fifteen (15) Trading Days preceding, but not including, the Liquidation; provided, however, the number of shares of Common Stock that may be issued as payment of the Liquidation Preference upon the Company’s election under this sentence shall be subject to the Issuance Limitations; provided, further, if any of the Issuance Limitations shall in fact limit the issuance of any shares of Common Stock in payment of the Liquidation Preference, then the Company’s election to pay the Liquidation Preference in shares of Common Stock shall be ineffective to the extent of such limitation(s), and such dividend shall instead thereupon be paid in cash by the Company out of legally available funds, to the extent permitted by the Credit Facility.
     (c) After payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.
     (d) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the fair market value thereof on the date of distribution.

     (e) For purposes hereof, the following events (each a “Reorganization Event”) shall be deemed a Liquidation:
          (i) the acquisition by any Person (as defined in the Exchange Act), other than Brown Advisory Securities, LLC, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of Common Stock; provided, however, that for purposes of this Section 4(e)(i), the following acquisitions shall not constitute a Reorganization Event: (A) any acquisition by the Company or a subsidiary of the Company (each a “Subsidiary”) of shares of Common Stock or other securities entitled to vote generally in the election of directors in the case of the Company (“Voting Securities”), or (B) any acquisition of Voting Securities by any Person pursuant to a Business Combination (as defined below) that complies with clauses (A), (B) and (C) of Section 4(e)(iii) below;
          (ii) a majority of the Board ceases to be comprised of Incumbent Directors. For purposes hereof, “Incumbent Directors” means the individuals who, as of the Original Issue Date, are directors of the Company and any individual becoming a director subsequent to the Original Issue Date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; and
          (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company (for purposes herein, “all or substantially all of the assets” shall mean more than a majority of the Company’s total assets) or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination.

SECTION 5. Voting Rights.
     (a) Except as otherwise provided herein or as required by law and as set forth in this Section 5, the holders of Series A Preferred Stock will not have the right to vote on matters brought before the stockholders of the Company.
     (b) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required for the Company to:
          (i) amend, alter or repeal the Company’s Certificate of Incorporation or this Certificate of Designations of Series A Preferred Stock, if such amendment, alteration or repeal would alter or change any power, performance or special right of the Series A Preferred Stock in any manner materially adverse to the Series A Preferred Stock; or
          (ii) create, authorize or issue any series or shares of Senior Securities or Parity Securities.
     (c) In any case in which the holders of Series A Preferred Stock shall be entitled to vote pursuant to this Section 5 or pursuant to Delaware law, each holder of Series A Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.
SECTION 6. Conversion. A holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):
     (a) Holder’s Right to Convert. At any time on or after the Original Issue Date, the holder of any such shares of Series A Preferred Stock then outstanding may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Original Issue Date Price multiplied by the number of shares of Series A Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 6(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. Upon a Voluntary Conversion, the Company must pay, in cash, an amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Voluntary Conversion Date (as defined below), whether or not declared, plus any accrued and unpaid dividends relating to any prior Quarterly Dividend Payment Date, all to the extent permitted by the Credit Facility. Any dividends not paid as required under this Section 6(a) shall continue to accrue until payment is no longer restricted by the Credit Facility and made by the Company.
     (b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:
          (i) Holder’s Delivery Requirements. To convert shares of Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached as Exhibit B to the Purchase Agreement (the “Conversion Notice”), to the Company, (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Trading Days (as defined below) after such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice, and (C) transmit wire instructions for payment of the amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared.
          (ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within two (2) Trading Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Trading Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third Trading Day), (i) issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled and (ii) wire an amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared, plus any accrued and unpaid dividends relating to any prior Quarterly Dividend Payment Date, all to the extent permitted by the Credit Facility, in accordance with the wire instructions provided pursuant to clause (C) of Section 6(b)(i) above. Any dividends not paid as required under this Section 6(b) shall continue to accrue until payment is no longer restricted by the Credit Facility and made by the Company. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be required to issue and deliver the shares to DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such sale via DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or its Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall, within three (3) Trading Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third Trading Day), deliver physical certificates to the holder or its designee. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

     (c) Company’s Right to Convert.
          (i) At any time on or after the second anniversary of the Original Issue Date, if the VWAP of the Common Stock over any twenty (20) of the immediately preceding thirty (30) Trading Days (as defined below) exceeds the product of (1) 2.0 and (2) the then applicable Conversion Price (as defined in Section 6(d) below) (a “Company Conversion Right Qualifying Event”), the Company will have the right, but not the obligation, at any time during which a Company Conversion Right Event exists and for the ten (10) Trading Days thereafter, to convert (the “Company Conversion Right”) each outstanding share of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Original Issue Date Price divided by (y) the Conversion Price of the Series A Preferred Stock in effect on the Company Conversion Date (as defined below), with the Company to pay to the holder of each outstanding share of Series A Preferred Stock an amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Company Conversion Date (as defined below), whether or not declared, plus any accrued and unpaid dividends relating to any prior Quarterly Dividend Payment Date, with respect to the shares so converted. Notwithstanding anything herein to the contrary, the Company may only elect to convert the Series A Preferred Stock into shares of Common Stock pursuant to this Section 6(c)(i) if (i) (A) the Common Stock is listed on a U.S. national securities exchange or quoted on the OTC Bulletin Board at the time of issuance and (B) a shelf registration statement covering the issuance by the Company and/or resales of the Common Stock issuable upon conversion of the Series A Preferred Stock is effective on the conversion date, unless such registration is not required therefore and the recipients of such Common Stock would be entitled under applicable securities laws to immediately resell such Common Stock without volume limitation, or (ii) with respect to any holder of Series A Preferred Stock, such holder has agreed to waive one or more of the conditions set forth in clause (i). In addition, the Company may not elect to convert the Series A Preferred Stock into shares of Common Stock pursuant to this Section 6(c)(i) if as a result of such election, the aggregate number of shares of Common Stock issued upon conversion exceeds any of the Issuance Limitations.
          (ii) To exercise a Company Conversion Right, the Company shall deliver to each holder of record of Series A Preferred Stock an irrevocable written notice (a “Company Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five (5) Trading Days and no more than ten (10) Trading Days after the date of such written notice (the “Company Conversion Date”).
          (iii) On the Company Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series A Preferred Stock shall represent only the shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto, plus an amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Company Conversion Date, whether or not declared, plus any accrued and unpaid dividends relating to any prior Quarterly Dividend Payment Date, with respect to the shares so converted, all to the extent permitted by the Credit Facility; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (the “Affidavit”). Any dividends not paid as required under this Section 6(c)(iii) shall continue to accrue until payment is no longer restricted by the Credit Facility and made by the Company. Upon the occurrence of the conversion of the Series A Preferred Stock pursuant to this Section 6(c), the holders of shares of Series A Preferred Stock shall surrender the Preferred Stock Certificate(s) representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6(b)(ii)) to the holder within three (3) Trading Days of the holder’s delivery of the applicable Preferred Stock Certificate(s) or the Affidavit. Upon the Company Conversion Date and upon provision by a holder of outstanding shares of Series A Preferred Stock of such holder’s wire instructions, the Company shall wire, in accordance with such instructions, within three (3) Trading Days of the provision of such instructions, an amount equal to any accrued and unpaid dividends from the last Quarterly Dividend Payment Date to, but excluding, the Company Conversion Date, whether or not declared, with respect to the shares so converted.
          (iv) The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock effected by the Company’s exercise of the Company Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Company Conversion Date.
          (v) The term “Trading Day” shall mean, for purposes of determining a VWAP of Common Stock, a day on which the Trading Market is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event. A “Market Disruption Event” shall mean that any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the Trading Market during the one-hour period prior to the close of trading for the regular trading session for the Trading Market (or for purposes of determining the VWAP of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Trading Market, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock for the Trading Market; (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session for the Trading Market (or for purposes of determining the VWAP of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock in the Trading Market or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock for the Trading Market; or (iii) the failure to open of the Trading Market on which futures or options contracts relating to the Common Stock, are traded or the closure of such market prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such market at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such market for execution at the actual closing time on such day.
     (d) Conversion Price. The term “Conversion Price” shall mean $8.00 per share, subject to adjustment under Sections 6(e) through 6(i) hereof.
     (e) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased (e.g., a 2:1 stock split shall result in a decrease in the Conversion Price by 50%, taking into account all prior adjustments made thereto under this Section 6). If the Company shall at any time or from time to time after the Original Issue Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased (e.g., a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2.0, taking into account all prior adjustments made thereto under this Section 6). Any adjustments under this Section 6(e) shall be effective at the close of business on the date the stock split or combination becomes effective.
     (f) Adjustments for Dividends and Distributions of Common Stock. If the Company shall at any time or from time to time after the Original Issue Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
          (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
          (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
     (g) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Original Issue Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event involving the Company in which shares of Common Stock (but not shares of Series A Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(e) or Section 6(f)), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event each share of Series A Preferred Stock shall thereafter be convertible in lieu of the shares of Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board and approved by the holders of a majority of the shares of Series A Preferred Stock then outstanding) shall be made in the application of the provisions in Sections 6(e) through 6(j) with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.
     (h) Adjustment for Sale of Shares Below the Conversion Price.
          (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 6(h) to have issued or sold, Additional Shares of Common Stock (as defined below)), other than as a dividend or other distribution on any class of stock as provided in Section 6(f) above and Section 6(j) below, and other than a subdivision or combination of shares of Common Stock as provided in Section 6(e) above, for an Effective Price (as defined below) less than the then-effective Conversion Price for Series A Preferred Stock, then and in each such case, the then-existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction:
     (A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series; and
     (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.
     For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately preceding the given date.
          (ii) No adjustment shall be made to the Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 6(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

          (iii) For the purpose of making any adjustment required under this Section 6(h), the aggregate consideration received by the Company for any issuance or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issuance or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
          (iv) For the purpose of the adjustment required under this Section 6(h), if the Company issues or sells any (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price for any series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus:
     (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
     (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
     (C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
     (D) No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of the Series A Preferred Stock.
          (v) For the purpose of making any adjustment to the Conversion Price of the Series A Preferred Stock required under this Section 6(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6(h) (including shares of Common Stock subsequently reacquired or retired by the Company) other than:
     (A) shares of Common Stock issued upon conversion of or as a dividend or distribution on the Series A Preferred Stock;
     (B) up to 1,584,826 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and the stockholders of the Common Stock of the

Company, provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, options or warrants outstanding as of the Original Issue Date (“Outstanding Options”) as a result of the termination of such Outstanding Options, or (ii) reacquired by the Company from employees, directors or consultants pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;
     (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) outstanding as of the Original Issue Date;
     (D) shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued for consideration other than cash pursuant to a Reorganization Event approved by the Board; and
     (E) shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued within twelve (12) months following the Original Issue Date in one or more offerings registered under the Securities Act of 1933, as amended, for aggregate proceeds to the Company not to exceed $10,000,000; provided, for the avoidance of doubt, if a registered offering, when combined with all prior registered offerings following the Original Issue Date, is for aggregate proceeds to the Company in excess of $10,000,000, then the number of shares of Common Stock or other securities excluded from the definition of Additional Shares of Common Stock shall be equal to the number of shares of Common Stock or other securities issued in the first of such offerings and each subsequent registered offering until the Company receives aggregate proceeds of $10,000,000.
     References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 6(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 6(h), for such Additional Shares of Common Stock.

     (i) Adjustments for Dividends Other than Common Stock. In the event that the Company shall at any time distribute to its holders of Common Stock any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another person or entity, or any other thing of value, in each case other than a dividend referred to in Section 3(e), the holders of the Series A Preferred Stock, in addition to the shares of Common Stock or other securities receivable upon the conversion thereof, to receive, upon conversion of the Series A Preferred Stock, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section 6(i).
     (j) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 6, any subsequent event requiring an adjustment under this Section 6 shall cause an adjustment to such Conversion Price, as so adjusted.
     (k) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of any such affected shares of Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount; provided, however, that any such adjustments that are less than one percent will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Company, (y) the date of any notice of redemption under Section 7 and (z) any Conversion Date (as defined below).
     (l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay, to the extent permitted by the Credit Facility, to such holder cash equal to the product of such fraction multiplied by the average of the Closing Prices of the shares of Common Stock on the Trading Market for the five (5) consecutive Trading Days immediately preceding the Voluntary Conversion Date or Company Conversion Date, as applicable and such date is referred to herein as the “Conversion Date.” Any such amount not paid as required under this Section 6(l) due to restrictions under the Credit Facility shall be paid by the Company when such payment is no longer restricted by the Credit Facility.

     (m) Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.
     (n) Unless and until the Company shall have obtained the Stockholder Approval, notwithstanding anything in this Section 6 to the contrary, a holder of Series A Preferred Stock shall not be entitled to convert its shares of Series A Preferred Stock if and to the extent that such conversion would violate the Issuance Limitations.
SECTION 7. Redemption.
     (a) At the Option of the Holder. Each holder of shares of Series A Preferred Stock shall have the right, upon written notice to the Company (a “Holder Redemption Notice”) at any time following the fifth anniversary of the Original Issue Date, to require the Company to redeem all or a portion of such holder’s shares of Series A Preferred Stock, at the election of such holder, at a price per share of Series A Preferred Stock equal to the Liquidation Preference (the “Redemption Price”).
     (b) At the Option of the Company. At any time following the fifth anniversary of the Original Issue Date, the Company shall have the right, upon written notice as provided in Section 7(d) below (the “Company Redemption Notice” and together with the Holder Redemption Notice, each a “Redemption Notice”), to redeem all or a portion of the shares of Series A Preferred Stock then outstanding at the Redemption Price.
     (c) For purposes hereof, “Redemption Date” shall mean the thirtieth (30th) Trading Day following the Company’s receipt of a Holder Redemption Notice or the Company’s giving of a Company Redemption Notice pursuant to Section 7(d), as applicable.
     (d) Company Redemption Notice. Notice of any redemption of shares of Series A Preferred Stock by the Company pursuant to Section 7(b) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Any notice mailed as provided in this Section 7(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder pursuant to this Section 7(d) shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption

Price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.
     (e) The Redemption Price shall be payable with respect to all shares redeemed hereunder (the “Redemption Payment”), at the election of the Company, out of funds legally available for the purpose or through the issuance of such number of shares of Common Stock determined using a per share value of 85% of the VWAP of the Common Stock for the fifteen (15) Trading Days preceding, but not including, the Redemption Date; provided, however, the number of shares of Common Stock that may be issued as all or a portion of the Redemption Payment upon the Company’s election under this sentence shall be subject to the Issuance Limitations; provided, further, if any of the Issuance Limitations shall in fact limit the issuance of any shares of Common Stock as all or a portion of the Redemption Payment, then the Company’s election to make such Redemption Payment in shares of Common Stock shall be ineffective to the extent of such limitation, and such Redemption Payment shall instead thereupon be paid in cash by the Company out of legally available funds, to the extent permitted by the Credit Facility. Notwithstanding anything herein to the contrary, for a redemption pursuant to Section 7(b), the Company may only elect to make the Redemption Payment in shares of Common Stock if (i) (A) the Common Stock is listed on a U.S. national securities exchange or quoted on the OTC Bulletin Board at the time of issuance and (B) a shelf registration statement covering the issuance by the Company and/or resales of the Common Stock issuable as the Redemption Payment on the Series A Preferred Stock is effective on the Redemption Date, unless such registration is not required therefore and the recipients of such Common Stock would be entitled under applicable securities laws to immediately resell such Common Stock without volume limitation, or (ii) with respect to any holder of Series A Preferred Stock, such holder has agreed to waive one or more of the conditions set forth in clause (i). Upon delivery of a written notice stating that a Redemption Payment will be made in shares of Common Stock, such election shall be irrevocable unless the conditions to such election are not satisfactory on the Redemption Date.
     (f) For a redemption pursuant to Section 7(a), the Company shall make the Redemption Payment, to the extent permitted by the Credit Facility, on the later of the (i) Redemption Date and (ii) upon the receipt of surrender of the Preferred Stock Certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to making such Redemption Payment. For a redemption pursuant to Section 7(b), the Company shall make the Redemption Payment on the Redemption Date. Any Redemption Payment not paid as required under this Section 7(f) due to restrictions under the Credit Facility shall be paid by the Company when such payment is no longer restricted by the Credit Facility.
     (g) Shares of Series A Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series A Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in full, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.
     (h) Notwithstanding anything in this Section 7 to the contrary, each holder shall retain the right to convert shares of Series A Preferred Stock subject to redemption, at any time on or prior to the Trading Day immediately preceding the Redemption Date; provided, however, that any shares of Series A Preferred Stock for which a holder delivers a Conversion Notice to the Company on or prior to the Trading Day immediately preceding the Redemption Date shall not be redeemed pursuant to this Section 7.
     (i) In the event the Company elects to or is required pursuant to Section 7(e) to pay any redemption of shares of Series A Preferred Stock pursuant to this Section 7 (such redemption, the “Redemption”) out of any cash legally available therefor, and there is not a sufficient amount of cash available, then the unpaid portion of the Redemption Price shall be payable out of the remaining assets of the Company legally available therefor. At the time of the Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Redemption, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series A Preferred Stock upon the Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series A Preferred Stock.
SECTION 8. Miscellaneous.
     (a) Status of Cancelled Shares. Shares of Series A Preferred Stock which have been converted, redeemed, repurchased or otherwise acquired by the Company or cancelled shall be retired, not be reissued as Series A Preferred Stock and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.
     (b) Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
     (c) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     (d) Amendment. Any provision in this Certificate of Designations (including, but not limited to, any notice requirements) may be waived, in whole or in part, amended or otherwise modified by the prior vote or written consent of holders representing at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of September 4, 2009.

PMFG, INC.
By:	/s/ Peter J. Burlage
Peter J. Burlage
President and Chief Executive Officer

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